UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/29/2006

ASG Consolidated LLC
(Exact name of registrant as specified in its charter)

Commission File Number:  333-123636

Delaware	20-1741364
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2025 First Avenue, Suite 900
Seattle, Washington 98121
(Address of principal executive offices, including zip code)

(206) 374-1515
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 7.01.    Regulation FD Disclosure

On December 29, 2006, the Registrant announced its intent to seek up to an additional $25.0 million of "Incremental Facility Loans" as permitted under Section 2.07 of its Third Amended and Restated Credit Agreement dated as of October 6, 2005. The purpose of these loans is to fund an anticipated acquisition. The Registrant intends to file a Report on Form 8-K following the completion of the proposed loan and acquisition transactions detailing the specific terms thereof.

As of the date of this Report, the balance on the Registrant's revolving credit facility was approximately $3.0 million. In addition, in December 2006 the Registrant made a $20.0 million voluntary prepayment of its outstanding Term A loans.

This statement contains forward-looking statements. The words "will," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," or similar expressions are intended to identify forward-looking statements. All statements in this statement other than statements of historical fact, including statements which address the Registrant's strategy, future operations, future financial position, estimated sales, projected costs, prospects, plans and objectives of management and events or developments that the Registrant expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of the Registrant's control and could cause actual results to differ materially from such statements.

The information contained in this Item 7.01 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing. The furnishing of the information set forth under this Item 7.01 is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASG Consolidated LLC

Date: December 29, 2006	By:	/s/ Brad Bodenman
Brad Bodenman
Chief Financial Officer